EXHIBIT 10.2

EXECUTION COPY
IN THE UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF TENNESSEE
GREENEVILLE DIVISION

IN RE: KING PHARMACEUTICALS,	No. 2:03-CV-77
INC. SECURITIES LITIGATION

District Judge Thomas W. Phillips
THIS DOCUMENT RELATES TO:
All Actions	Magistrate Judge Dennis H. Inman

STIPULATION OF SETTLEMENT
Robert Gans
Jeffrey N. Leibell
John C. Browne
BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP
R. Garry Chaffin
Linda Burnsed
CHERNAU, CHAFFIN & BURNSED PLLC
Attorneys for Lead Plaintiffs and Lead Counsel for the Class
Joseph H. Weiss
Mark D. Smilow
Ilya Nuzov
WEISS & LURIE
Stephen T. Rodd
Arthur N. Abbey
Meagan Zapotocky
ABBEY SPANIER RODD ABRAMS & PARADIS, LLP
Attorneys for the Jones Merger Lead Plaintiff and Lead Counsel for the Jones Merger Subclass
John C. Millian
Daniel A. Cantu
Jill S. Henderson
GIBSON, DUNN & CRUTCHER LLP
Andrew L. Colocotronis (BPR No. 017052)
Ashley M. Lowe (BPR No. 20867)
BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, P.C.
Attorneys for the King Defendants
Lawrence J. Portnoy
Lindsay H. Tomenson
DAVIS POLK & WARDWELL
Jimmie C. Miller
HUNTER SMITH & DAVIS LLP
Attorneys for the Underwriter Defendants
July 31, 2006

TABLE OF CONTENTS

I. THE LITIGATION AND RELATED PROCEEDINGS			1

II.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY		3

III.	CLAIMS OF THE PLAINTIFFS AND BENEFITS OF SETTLEMENT		4

IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT		4

	1.	Definitions	5

	2.	The Settlement	11

		a. The Settlement Fund	11

		b. The Escrow Account	11

		c. Taxes	12

		d. Termination	14

	3.	Releases	15

	4.	Notice Order And Settlement Hearing	15

	5.	Administration and Calculation of Claims, Final Awards and Supervision and Distribution of the Settlement Fund	16

	6.	Plaintiffs’ Counsel’s Attorneys’ Fees And Reimbursement of Expenses	18

	7.	Conditions Of Settlement, Effect of Disapproval, Cancellation or Termination	20

	8.	Miscellaneous Provisions	21
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INDEX TO EXHIBITS

[Proposed] Order Preliminarily Approving Settlement and Providing for Notice	Exhibit A

Notice of Pendency of Class Action and of Proposed Class Action Settlement	Exhibit B

Summary Notice of Pendency of Class Action and Proposed Class Action Settlement	Exhibit C

Proof of Claim	Exhibit D

[Proposed] Judgment	Exhibit E

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EXECUTION COPY
     This Stipulation of Settlement (the “Stipulation”) is entered into by and among the Los Angeles County Employees Retirement Association (“LACERA”), the Policemen and Firemen Retirement System City of Detroit (“Detroit P&F”), and the Teachers’ Retirement System of Louisiana (“TRSL”) (collectively, “Lead Plaintiffs”), for themselves and on behalf of the Class (as defined below); Kathleen Crews (“Jones Lead Plaintiff”), for herself and on behalf of the Jones Subclass (as defined below); the King Defendants (as identified below); and the Underwriter Defendants (as identified below) (all, collectively, the “Settling Parties”). This Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined below), upon and subject to the terms and conditions hereof (the “Settlement”).
I. THE LITIGATION AND RELATED PROCEEDINGS
     On and after March 12, 2003, approximately 22 lawsuits were filed in the United States District Court for the Eastern District of Tennessee (the “Court”) as proposed class actions on behalf of persons who purchased common stock of King Pharmaceuticals, Inc. (“King”) during the time period from February 16, 1999, to March 10, 2003, inclusive (the “Class Period”), including Persons who acquired King stock by virtue of the merger of Jones Pharmaceuticals, Inc. (“Jones”) with King in August 2000 (the “Jones Merger”). By Order dated April 23, 2003, those actions were consolidated for all purposes as In re King Pharmaceuticals, Inc. Securities Litigation, Civil No. 2:03-CV-77 (collectively, the “Litigation”).
     On August 15, 2003, the Court appointed LACERA, Detroit P&F, and TRSL as Lead Plaintiffs under § 21D(a)(3)(B) of the Securities Exchange Act of 1934, and approved Bernstein, Litowitz, Berger & Grossmann LLP (“Lead Counsel”) as lead counsel for the proposed Class. The Court also appointed Kathleen Crews and Jim O’Neil as Lead Plaintiffs for a proposed Jones Subclass, and approved the law firms of Weiss & Lurie and Abbey Spanier Rodd Abrams &

Paradis, LLP (formerly Abbey Gardy LLP) (collectively, “Jones Subclass Lead Counsel”) as lead counsel for the proposed Jones Subclass. (Mr. O’Neil subsequently withdrew, leaving Ms. Crews as the sole lead plaintiff of the Jones Subclass).
     On October 21, 2003, Plaintiffs filed a Consolidated Class Action Complaint For Violations Of The Federal Securities Laws (the “Complaint”). The Complaint alleges violations of §§ 11, 12(a)(2) and 15 of the Securities Act; § 10(b) of the Exchange Act and Rule 10b -5 promulgated thereunder; § 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder; and § 20(a) of the Exchange Act, all as described more fully in the Complaint. The Defendants named in the Complaint include King, certain of its current and former officers and directors, and the underwriters of a secondary offering of King stock.
     Defendants filed motions to dismiss the Complaint on January 7, 2004. By order dated August 12, 2004, the Court granted in certain respects and denied in other respects the motions to dismiss.
     On November 19, 2004, Plaintiffs filed a motion requesting that the Court certify a class and subclass, and appoint class representatives and class counsel. Following further proceedings, including the entry of a stipulation between Lead Plaintiffs and Defendants resolving certain of the matters raised by the class certification motion, the Court approved (1) the certification of a Class comprised of all Persons (with certain exclusions) who purchased common stock of King during the time period from February 16, 1999, to March 10, 2003, the appointment of Detroit P&F and LACERA as representatives for that Class, and the appointment of Lead Counsel as lead counsel for that Class; and (2) the certification of a Jones Subclass comprised of all Persons (with certain exceptions) who acquired King stock by virtue of the

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merger of Jones with King, the appointment of Ms. Crews as the representative for the Jones Subclass, and the appointment of Jones Subclass Lead Counsel as lead counsel for the Subclass.
     For a period of well over a year the parties engaged in extensive discovery, including document production, exchanges of interrogatories, and numerous depositions. In the fall of 2005, the Plaintiffs and the King Defendants agreed to non- binding, formal mediation of this dispute with the assistance of mediator Gary V. McGowan. In-person mediation sessions were held with Mr. McGowan on November 17 and 18, 2005, in New York, New York, and again on February 7, 2006, in Washington, D.C. Extensive communications among the parties, King’s insurers and Mr. McGowan also took place by telephone before and after these mediation sessions. The parties also appeared before the Court as part of the settlement process. As a result of the efforts of the Parties, the mediator and the Court, the Settling Parties have reached this Settlement on the terms set forth below.
II. DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY
     The Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Plaintiffs in the Litigation. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations that the Plaintiffs or the Class have suffered damage, that the price of King publicly-traded securities was artificially inflated by reason of alleged misrepresentations, non-disclosures or otherwise, that the Plaintiffs or Class Members can prove that any alleged statements caused their losses, or that the Plaintiffs or the Class were otherwise harmed by the conduct alleged in the Litigation. Defendants believe that if the case did not settle, they would prevail at trial.

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     Nonetheless, the Defendants have concluded that further conduct of the Litigation would be protracted and expensive, and have also taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like the Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to each Defendant, as well as to King’s current shareholders, that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.
III. CLAIMS OF THE PLAINTIFFS AND BENEFITS OF SETTLEMENT
     The Plaintiffs believe that the claims asserted in the Litigation have merit, and that if the case did not settle, they would prevail at trial. However, counsel for the Plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through appeals. Counsel for the Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Litigation, as well as the difficulties and delays inherent in such litigation. Counsel for the Plaintiffs also are mindful of the inherent problems of proof under and possible defenses to the violations asserted in the Litigation. Counsel for the Plaintiffs believe that the settlement set forth in this Stipulation confers substantial benefits upon the Class and the Jones Subclass. Based on their evaluation, counsel for the Plaintiffs, Lead Plaintiffs and the Jones Subclass Lead Plaintiff have determined that the settlement set forth in this Stipulation is in the best interests of the Plaintiffs, the Class and the Jones Subclass.
IV. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT
     NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Settling Parties, by and through their respective attorneys, that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled and

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released, and the Litigation shall be dismissed with prejudice as to all Defendants and Dismissed Defendants, upon and subject to the terms and conditions of this Stipulation, as follows.
1. Definitions
     1.1. “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of this Stipulation and the Plan of Allocation.
     1.2. “Claimant” means any Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.
     1.3. “Claims Administrator” means the firm of A.B. Data, Ltd. .
     1.4. “Class” means a class consisting of all Persons (other than those Persons who timely and validly request exclusion from the Class) who purchased King common stock between February 16, 1999, and March 10, 2003, inclusive, including all persons and entities who acquired shares of King common stock pursuant to any offering completed during the Class Period, and who were damaged thereby. Excluded from the class are Defendants; members of the families of each of the individual Defendants; any parent, subsidiary, affiliate, partner, officer, executive (having the title of Vice President or above) or director of any Defendant during the Class Period; any entity in which any such excluded person has a controlling interest; and the legal representatives, heirs, successors, or assigns of any such excluded person or entity. All members of the Jones Subclass shall be deemed members of the Class.
     1.5. “Class Member” means a Person who falls within the definition of the Class, including without limitation Persons who are members of the Jones Subclass.
     1.6. “Defendants” means all defendants in the Litigation, including the King Defendants, Individual Defendants, Underwriter Defendants, and Dismissed Defendants.

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     1.7. “Dismissed Defendants” means Rufus Henry Richards, Dennis M. Jones, Ernest C. Bourne, Richard C. Williams, Earnest W. Deavenport, Jr., Frank W. DeFriece and D. Greg Rooker.
     1.8. “Effective Date” means the date upon which approval of this Stipulation and the Settlement, as set forth in the Judgment, becomes Final.
     1.9. “Final” means: (a) the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition for or a denial of a writ of certiorari to review the Judgment and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (b) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment; or (c) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Judgment, i.e., thirty (30) days after entry of the Judgment.
     1.10. “Individual Defendants” means Jefferson J. Gregory, John M. Gregory, Joseph R. Gregory, James E. Gregory, Brian G. Schrader, James R. Lattanzi, Kyle P. Macione, Rufus Henry Richards, Ernest C. Bourne, Frank W. DeFriece, Jr., D. Greg Rooker, Earnest W. Deavenport, Jr., Gregory D. Jordan, R. Charles Moyer, Richard C. Williams, Dennis M. Jones.
     1.11. “Jones Subclass” means a class consisting of all Persons (other than those Persons who timely and validly request exclusion from the Class or Jones Subclass) who exchanged shares of Jones common stock for shares of King common stock pursuant to the August 11, 2000 Jones Merger prospectus, and who were damaged thereby, and/or all persons and entities who were solicited to vote on the Jones Merger pursuant to the Jones Merger prospectus, and who were damaged thereby. Excluded from the Jones Subclass are

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Defendants; members of the families of each of the individual Defendants; any parent, subsidiary, affiliate, partner, officer, executive (having the title of Vice President or above) or director of any Defendant during the Class Period; any entity in which any such excluded person has a controlling interest; and the legal representatives, heirs, successors, or assigns of any such excluded person or entity.
     1.12. “Judgment” means the judgment to be rendered by the Court, substantially in the form and content attached hereto as Exhibit E.
     1.13. “King Common Stock” means King publicly-traded common stock, traded on the NASDAQ National Market from June 25, 1998 until May 23, 2000, and thereafter traded on the New York Stock Exchange under the symbol KG.
     1.14. “King Defendants” means King and the Individual Defendants.
     1.15. “Person” means an individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.
     1.16. “Plaintiffs” means each of the plaintiffs who filed a complaint in the Litigation.
     1.17. “Plaintiffs’ Counsel” means counsel who have appeared for any of the plaintiffs who filed a complaint in the Litigation.
     1.18. “Related Persons” means each of a Defendant’s past or present directors, officers, managers, employees, partners, members, principals, agents, underwriters, insurers and co- insurers and their reinsurers, controlling shareholders, venture capital investors, attorneys, accountants or auditors, banks or investment banks, financial advisors, associates, personal or

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legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, any entity in which a Defendant has a controlling interest, any members of their immediate families, or any trust of which any Defendant is the settlor or which is for the benefit of any Defendant and/or member(s) of his or her family.
     1.19. “Released Claims” shall mean all claims (including “Unknown Claims” as defined herein), demands, rights, liabilities and causes of action under federal or state law, (including without limitation the Securities Act of 1933 and the Securities Exchange Act of 1934), whether based upon statutory or common law, whether class or individual in nature, known or unknown, concealed or hidden, and that (i) were asserted in the Litigation, or (ii) that could have been asserted in the Litigation by any Lead Plaintiff, Jones Lead Plaintiff or Class Member against any Released Defendant Party arising from any losses sustained on the purchase of King Common Stock during the Class Period, including without limitation any claims related to King’s return reserves.
     1.20. “Released Defendant Parties” means each and all of the Defendants and their Related Persons.
     1.21. “Settled Defendants’ Claims” means all claims (including, but not limited to, “Unknown Claims” as defined herein), demands, losses, rights, and causes of action of any nature whatsoever, whether known or unknown, whether suspected or unsuspected, whether concealed or hidden, that have been or could have been asserted in the Litigation or any forum by the Defendants or any of them or the successors and assigns of any of them against any of the Plaintiffs, Class Members or Plaintiffs’ Counsel, which arise out of or relate in any

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way to the institution, prosecution, assertion, settlement, or resolution of the Litigation (except for claims to enforce this Stipulation).
     1.22. “Underwriter Defendants” means Credit Suisse First Boston Corporation (now known as Credit Suisse Securities (USA) LLC); J.P. Morgan Securities, Inc.; Banc of America Securities, Inc.; and UBS Warburg.
     1.23. “Unknown Claims” means any Released Claims that any Plaintiff or Class Member does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Defendant Parties, and any Settled Defendants’ Claims that any Defendant does not know or suspect to exist in his, her or its favor, which, if known by him, her, or it, might have affected his, her, or its settlement with and release of the Released Defendant Parties, or might have affected his, her, or its decision(s) with respect to the settlement. With respect to any and all Released Claims and Settled Defendants’ Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Plaintiffs and the Defendants shall expressly waive, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived the provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
          The Plaintiffs and Class Members may hereafter discover facts in addition to or different from those that any of them now knows or believes to be true related to the subject matter of the Released Claims, but each Plaintiff shall expressly and each Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and

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forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Similarly, the Defendants and Released Defendant Parties may hereafter discover facts in addition to or different from those that any of them now knows or believes to be true related to the subject matter of the Settled Defendants’ Claims, but each Defendant shall expressly and each Released Defendant Party, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Settled Defendants’ Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Settling Parties acknowledge, and the Class Members and Released Defendant Parties shall be deemed by operation of the Judgment to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Claims and Settled Defendants’ Claims was separately bargained for and is a key element of the settlement of which these releases are a part.

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2. The Settlement
          a. The Settlement Fund
     2.1. The parties agreed to settle the Litigation in exchange for a payment of Thirty-Eight Million, Two Hundred Fifty Thousand Dollars ($38,250,000.00) (the “Settlement Amount”), which shall be paid and transferred as set forth herein.
     2.2. An escrow account (the “Escrow Account”) shall be established with U.S. Bank (the “Escrow Agent”). The Escrow Account shall be subject to an escrow agreement in a form acceptable to Plaintiffs, King, and King’s insurers (the “Escrow Agreement”).
     2.3. King shall cause the Settlement Amount to be paid into the Escrow Account on or before the date that is thirty business days after the date the Court grants preliminary approval of the settlement (the “Funding Date”). The Settlement Amount deposited in the Escrow Account, together with all interest earned thereon, shall constitute the “Settlement Fund.”
     2.4. This is not a “claims-made” settlement; in the event that the Effective Date occurs, there will be no return or reversion to King or its insurers of any portion of the Settlement Fund. Upon the occurrence of the Effective Date, any and all interest or right of King or its insurers in or to the Settlement Fund shall be absolutely and forever extinguished.
          b. The Escrow Account
     2.5. In accordance with the terms of the Escrow Agreement, the Escrow Agent shall invest the Settlement Fund in short-term instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof, and shall reinvest the proceeds as they mature in similar instruments at their then current market rates. The Escrow Agent shall bear all risks related to investment of the Settlement Fund.

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     2.6. The Escrow Agent shall not disburse funds from the Escrow Account except as provided in the Escrow Agreement or by an order of the Court.
     2.7. Subject to further order and/or directions as may be made by the Court, the Escrow Agent is authorized to execute such transactions as are necessary and consistent with the terms of this Stipulation. All funds in the Escrow Account shall be deemed and considered to be in custodia legis, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to this Stipulation, the Escrow Agreement, and/or further order(s) of the Court.
     2.8. Lead Counsel shall bear all responsibility for arranging for the payment of taxes owed on the Settlement Fund (“Taxes”), which shall be paid from the Escrow Account. Prior to the Effective Date, Lead Counsel may also draw up to $200,000 from the Escrow Account to pay the actual out-of-pocket costs of notice and settlement administration (“Notice Costs”).
     2.9. Following the Effective Date, the Escrow Agent may pay from the Escrow Account upon the direction of Lead Counsel, without further approval from King, King’s insurers or the Court, such costs and expenses as are reasonably and actually incurred in connection with providing notice to the Class; locating Class Members; soliciting Class claims; assisting with the filing of claims; administering and distributing the Settlement Fund to Authorized Claimants; processing Proof of Claim and Release forms; paying Escrow Fees, if any; and paying the Fee and Expense Award, as hereinafter defined in ¶6.3 .
          c. Taxes
     2.10. (a) The Settling Parties and their counsel agree that the Settlement Fund is intended to be a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. Settling Parties and their counsel agree that the Settlement Fund should be treated as being at all

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times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. For the purpose of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be Lead Counsel. Lead Counsel shall timely make such elections as necessary or advisable to carry out the purposes of this ¶ 2.10, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of Lead Counsel to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.
          (b) Lead Counsel shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. §1.468B-2(k)(1)). Such returns (as well as the election described in ¶ 2.10(a)) shall be consistent with this ¶ 2.10 and in all events shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided for herein.
          (c) All (i) Taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Defendants or their counsel with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes, and (ii) expenses and costs incurred in connection with the operation and implementation of this ¶ 2.10 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶ 2.10) (“Tax

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Expenses”), shall be paid out of the Settlement Fund; in all events neither the Defendants nor their counsel shall have any liability or responsibility for the Taxes or the Tax Expenses. The Settlement Fund shall indemnify and hold each of the Defendants and their counsel harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid out of the Settlement Fund without prior order from the Court or approval by King or King’s insurers, and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B-2(1)(2)); neither the Defendants, the Insurers, nor their counsel are responsible, nor shall they have any liability therefor. The parties hereto agree to cooperate with the Escrow Agent, Lead Counsel, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶ 2.10.
          d. Termination
     2.11. In the event that the Settlement is not ultimately consummated, the Settlement Fund (including interest earned) shall be returned to the entities (King and/or its insurers) who paid the Settlement Amount, less any Taxes paid or owing, Escrow Fees and Notice Costs (up to $200,000) paid or incurred, which shall not be returned or repaid. The Escrow Agent shall be liable and responsible for the return of the Settlement Fund to the respective payors. At the request of counsel for Defendants, the Escrow Agent or its designee shall apply for any tax refund owed to the Settlement Fund and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, to the respective payors.

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3. Releases
     3.1. Upon the Effective Date, the Plaintiffs and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against all Defendants in the Litigation (including the King Defendants, Underwriter Defendants and Dismissed Defendants) and their Related Persons, including King’s insurers and re- insurers, whether or not such Class Member executes and delivers the Proof of Claim and Release.
     3.2. Upon the Effective Date, each of the Released Defendant Parties shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged Plaintiffs, each and all of the Class Members, and their counsel, from all Settled Defendants’ Claims.
4. Notice Order And Settlement Hearing
     4.1. Upon execution of this Stipulation, the Settling Parties shall jointly apply to the Court for preliminary approval of the Settlement set forth in this Stipulation. The Parties shall submit to the Court the Stipulation together with its Exhibits, and shall apply for entry of an order (the “Notice Order”), substantially in the form and content of Exhibit A hereto, requesting, inter alia, (a) the preliminary approval of the settlement and approval for the mailing and publication of a settlement notice (the “Notice”) substantially in the form and content of Exhibit B hereto, and (b) publication of a summary notice (the “Summary Notice”), substantially in the form and content of Exhibit C hereto.
     4.2. The Settling Parties shall jointly apply to the Court for the scheduling of a hearing for consideration of final approval of the Settlement set forth in the Stipulation, as well as the

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approval of the proposed Plan of Allocation and the Fee and Expense Application (the “Settlement Hearing”).
5.	Administration and Calculation of Claims, Final Awards and Supervision and Distribution of the Settlement Fund
     5.1. Lead Counsel shall be solely responsible for designating the Claims Administrator, subject to Court approval. Upon execution of this Stipulation, King shall provide or cause to be provided to the Claims Administrator its shareholder lists as appropriate for providing notice to the Class.
     5.2. Within such time as set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed claim form (“Proof of Claim and Release”), substantially in the form of Exhibit D hereto (to be agreed upon by the Parties and appended to this Stipulation prior to the preliminary approval hearing), signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant. Except as otherwise ordered by the Court, all Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to this Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of this Stipulation, the releases contained herein, and the Judgment.
     5.3. The Claims Administrator, subject to such supervision and direction of Lead Counsel and the Court as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund (defined below) to Authorized Claimants. The Settlement Fund shall be applied as follows:

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(a)	to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Class Members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms, and paying Escrow Fees;

(b)	to pay Taxes and Tax Expenses;

(c)	to pay the Fee and Expense Award, if and to the extent allowed by the Court; and

(d)	to distribute the balance of the Settlement Fund (the “Net Settlement Fund”) to Authorized Claimants as allowed by the Plan of Allocation or such further order(s) of the Court as may be necessary or as circumstances may require.
     5.4. A reasonable plan of allocation shall be proposed by Lead Counsel and counsel for the Jones Lead Plaintiff and approved by the Court (the “Plan of Allocation”). The King Defendants will take no position with respect to such proposed Plan of Allocation.
     5.5. The Court’s consideration and approval or disapproval of the Plan of Allocation, including, without limitation, any proceeding or adjudication regarding the amount due any individual Class Member(s), are not part of the Settlement set forth in this Stipulation, and shall be separate and independent from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement. Any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel this Stipulation or affect the finality of the Court’s Judgment approving this Stipulation and the Settlement set forth herein.
     5.6. After (a) the Judgment is Final, and (b) Court approval of the Settlement and the Plan of Allocation are no longer subject to any appeal or potential appeal, the Net Settlement Fund shall be distributed to Authorized Claimants in accordance with the terms of the Plan of

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Allocation and such further order(s) of the Court as may be necessary or as circumstances may require. If there is any balance remaining in the Net Settlement Fund after nine months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise) Lead Counsel shall, if economically feasible, reallocate such balance among Authorized Claimants in an equitable and economic fashion. If, after the initial distribution to Authorized Claimants, there remains a balance in the Net Settlement Fund that is not economically feasible to distribute, Lead Counsel shall seek an order from the Court for such funds to be donated to an appropriate non-profit organization.
     5.7. No Person shall have any claim against Lead Counsel or the Claims Administrator based on the distributions made substantially in accordance with this Stipulation and the Settlement contained herein, the Plan of Allocation, or further order(s) of the Court.
     5.8. Except for King’s obligation to cause payment of the Settlement Amount and to provide reasonable cooperation in the production of information for purposes of providing notice as provided herein, the King Defendants and the Released Defendant Parties shall have no responsibility for, involvement in, or liability for providing notice to the Class or the Jones Subclass, the investment or distribution of the Settlement Fund, the Plan of Allocation, the reviewing or challenging of claims of Class Members, the payment or withholding of Taxes, or any costs or losses incurred in connection therewith.
6. Plaintiffs’ Counsel’s Attorneys’ Fees And Reimbursement of Expenses
     6.1. Lead Counsel, on behalf of Plaintiffs’ Counsel, shall submit an application or applications (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for (a) an award of attorneys’ fees, plus (b) reimbursement of expenses and costs incurred in connection with prosecuting the Litigation, including the fees of experts and consultants, plus

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(c) any interest on such attorneys’ fees, costs and expenses at the same rate and for the same periods as earned by the Settlement Fund, as may be awarded by the Court. The King Defendants shall not take any position with respect to the Fee and Expense Application, and such matters are not the subject of any agreement among the King Defendants and Plaintiffs other than as set forth in this Stipulation.
     6.2. The Court’s consideration and approval or disapproval of the Fee and Expense Application are not part of the Settlement set forth in this Stipulation, and shall be separate and independent from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement. Any order or proceeding relating to the Fee and Expense Application shall not operate to terminate or cancel this Stipulation, or affect the finality of the Court’s Judgment approving this Stipulation and the Settlement set forth herein.
     6.3. The attorneys’ fees, expenses, costs and interest, if any, awarded by the Court (the “Fee and Expense Award”) shall, with approval of the Court, be paid to Lead Counsel from the Settlement Fund upon the later of (a) the Effective Date; or (b) the issuance of an order by the Court awarding attorneys’ fees and/or costs.
     6.4. In the event that the Fee and Expense Award is reversed or disallowed in whole or in part, Lead Counsel shall, within ten business days from receiving notice from a court of appropriate jurisdiction, refund to the Settlement Fund (a) the amount by which that portion of the Fee and Expense Award previously paid to Plaintiffs’ Counsel exceeds the amount (if any) ultimately approved and awarded as a result of any further court proceeding(s), plus (b) interest on such excess amount at the same rate as earned by the Settlement Fund (together, “Excess Fees and Expenses Paid”). Lead Counsel and each Plaintiffs’ Counsel law firm, as a condition of receiving any portion of the Fee and Expense Award, on behalf of itself and each partner and/or

19

shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph.
     6.5. Defendants and the Released Defendant Parties shall have no responsibility for, and no liability whatsoever with respect to, any payment to Plaintiffs’ Counsel from the Settlement Fund.
7. Conditions Of Settlement, Effect of Disapproval, Cancellation or Termination
     7.1. The King Defendants and Plaintiffs shall each have the right to terminate the Settlement and this Stipulation by delivering written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty days of: (a) the Court’s refusal to approve this Stipulation or any material part of it; (b) the Court’s declining to enter the Notice Order in any material respect; (c) the Court’s declining to enter the Judgment in any material respect; (d) the date upon which the Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) the date upon which an Alternate Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court. In the event that a Termination Notice is so provided, then the Settlement and this Stipulation shall be canceled and terminated unless Lead Counsel and counsel for Defendants mutually agree in writing to proceed with the Stipulation.
     7.2. In addition to the grounds for termination set forth in ¶ 7.1, the King Defendants shall have the right to terminate the Settlement and this Stipulation, by delivery of a Termination Notice, in the event that persons who would otherwise be Class Members who purchased more than a certain number of shares of King common stock during the Class Period choose to exclude themselves from the Class, as set forth in a separate agreement (the “Supplemental Agreement”) executed among Plaintiffs and the King Defendants.

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     7.3. In addition to the grounds for termination set forth in ¶ 7.1, Plaintiffs shall have the right to terminate the Settlement and this Stipulation, by delivery of a Termination Notice, in the event that any part of the Settlement Fund has not been paid on or before the Funding Date, provided, however, that such termination and cancellation shall not be effective in the event that King causes any unpaid portion of the Settlement Fund to be paid within five business days of receipt of such Termination Notice.
     7.4. In the event that the Settlement and this Stipulation are terminated as provided for herein, then (a) this Stipulation shall be null and void and of no further force and effect, save except for Plaintiffs’ obligations to return any portion of the Settlement Fund pursuant to ¶ 2.11 above; (b) the Settling Parties shall be restored to their respective positions in the Litigation immediately prior to the execution of this Stipulation; (c) this Stipulation shall not be used in the Litigation or in any other proceeding for any purpose; and (d) any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.
     7.5. Unless otherwise ordered by the Court, in the event the Stipulation shall be terminated, or shall not become effective for any reason, the Settlement Fund shall be repaid pursuant to ¶ 2.11 within five (5) business days after written notification of such event is sent by counsel for Defendants or by Lead Counsel to the Escrow Agent.
8. Miscellaneous Provisions
     8.1. The Settling Parties: (a) acknowledge that it is their intent to consummate this agreement, and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation.

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     8.2. King warrants as to itself that, as to the payments made by or on its behalf, at the time of such payment that it made or caused to be made pursuant to [¶ 2a] hereof, it was not insolvent, nor did nor will the payment required to be made by or on behalf of it, render it insolvent, within the meaning of and/or for the purposes of the (United States) Bankruptcy Code, including §§ 101 and 547 thereof. This warranty is made by King and not by King’s Counsel.
     8.3. If a case is commenced in respect of any portion of the Settlement Amount (or any insurer contributing funds to the Settlement Amount on behalf of any King Defendant) under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Settlement Fund or any portion thereof by or on behalf of such defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited to the Settlement Fund, then, at the election of Lead Plaintiffs, the parties shall jointly apply to the Court to vacate and set aside the releases given and Judgment entered in favor of the Defendants pursuant to this Stipulation, and which releases shall be null and void, and the parties shall be restored to their respective positions in this Litigation as of May 18, 2006, and any cash amounts in the Settlement Fund shall be returned as provided in ¶ 7 hereof.
     8.4. Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.
     8.5. Lead Counsel, on behalf of the Class, are expressly authorized by the Plaintiffs to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any

22

modifications or amendments to the Stipulation on behalf of the Class which they deem appropriate.
     8.6. This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.
     8.7. Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Defendants and the Released Defendant Parties; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants and the Released Defendant Parties in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Defendants and the Released Defendant Parties may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
     8.8. The parties agree that any press release or other public comment related to the Litigation or its resolution shall be limited to a factual description of the terms of the settlement and the remaining procedural steps necessary to secure final approval. In all events, the parties shall refrain from any accusations of wrongful or actionable conduct by either party and shall not otherwise suggest that the settlement constitutes an admission of any claim or defense alleged.
     8.9. The King Defendants and Plaintiffs agree that each has complied fully with the strictures of Rule 11 of the Federal Rules of Civil Procedure, and the final judgment will contain a statement to reflect this compliance.

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     8.10. All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.
     8.11. This Stipulation and the Exhibits attached hereto and the Supplemental Agreement constitute the entire agreement between Plaintiffs and Defendants and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits or the Supplemental Agreement other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.
     8.12. This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.
     8.13. This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Tennessee, and the rights and obligations of the parties to this Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Tennessee without giving effect to that State’s choice-of-law principles.
     8.14. The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in this Stipulation.
     8.15. This Stipulation may be executed in counterparts, including by signature transmitted by facsimile. Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.
—SIGNATURES ON FOLLOWING PAGES—

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Dated: 7-31-06	/s/ Robert S. Gans Robert Gans
BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP
12481 High Bluff Drive, Suite 300
San Diego, CA 92130
(858) 793-0070

Jeffrey N. Leibell
John C. Browne
BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP
1285 Avenue of the Americas
New York, NY 10019
(212) 554-1400

R. Garry Chaffin
Linda Burnsed
CHERNAU, CHAFFIN & BURNSED PLLC
SunTrust Center, Suite 1750
424 Church Street
Nashville, TN 37219
(615) 244-5480

Attorneys for Lead Plaintiffs and
Lead Counsel for the Class

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Dated: July 31, 2006	/s/ Joseph H. Weiss Joseph H. Weiss
Mark D. Smilow
Ilya Nuzov
WEISS & LURIE
551 Fifth Avenue
New York, NY 10176
(212) 682-3025

Dated: July 31, 2006	/s/ Stephen J. Rodd w/permission MDS Stephen J. Rodd
Arthur N. Abbey
Meagan Zapotocky
ABBEY SPANIER RODD ABRAMS & PARADIS, LLP
212 East 39th Street
New York, NY 10016
(212) 889-3700

Attorneys for the Jones Merger Lead Plaintiff and Lead Counsel for the Jones Merger Subclass

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Dated: 7-31-2006	/s/ John C. Millian John C. Millian
Daniel A. Cantu
Jill S. Henderson
GIBSON, DUNN & CRUTCHER LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
(202) 955-8500

Andrew L. Colocotronis (BPR No. 017052)
Ashley M. Lowe (BPR No. 20867)
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.
900 S. Gay Street, Suite 2200
Knoxville, TN 37902
(865) 549-7000

Attorneys for the King Defendants

Dated: 7/31/06	/s/ Lawrence J. Portnoy Lawrence J. Portnoy
Lindsay H. Tomenson
DAVIS POLK & WARDWELL
450 Lexington Avenue
New York, NY 10017 (212)450-4000

Jimmie C. Miller
HUNTER SMITH & DAVIS LLP
1212 North Eastman Road
P.O. Box 3740
Kingsport, TN 37664
(423) 378-8852

Attorneys for the Underwriter Defendants

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EXHIBIT A
to Stipulation
of Settlement
IN THE UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF TENNESSEE
GREENEVILLE DIVISION

IN RE: KING PHARMACEUTICALS, INC. SECURITIES LITIGATION	No. 2:03-CV-77

THIS DOCUMENT RELATES TO: All Actions	District Judge Thomas W. Phillips Magistrate Judge Dennis H. Inman
[PROPOSED] ORDER PRELIMINARILY APPROVING
SETTLEMENT AND PROVIDING FOR NOTICE
     WHEREAS, a consolidated class action is pending before this Court entitled In re King Pharmaceuticals, Inc. Securities Litigation, Civil No. 2:03-CV-77 (the “Litigation”);
     WHEREAS, on August 15, 2003, the Court certified a Class comprised of all persons, with certain exceptions, who purchased common stock of King Pharmaceuticals, Inc. (“King”) during the time period from February 16, 1999, to March 10, 2003, inclusive (the “Class Period”), appointed Lead Plaintiffs as representatives of the Class, and approved Lead Counsel as lead counsel for the Class;
     WHEREAS, on August 15, 2003, the Court also certified a Jones Subclass comprised of all persons, with certain exceptions, who acquired King stock by virtue of the merger of Jones Pharmaceuticals, Inc. with King in August 2000, appointed Jones Lead Plaintiff as representative of the Jones Subclass, and approved Jones Subclass Lead Counsel as lead counsel for the subclass;
     WHEREAS, the parties having made application, pursuant to Federal Rule of Civil Procedure 23(e), for an order approving the settlement of this Litigation, in accordance with a

Stipulation of Settlement dated as of July 31, 2006 (the “Stipulation”), which, together with the Exhibits annexed thereto sets forth the terms and conditions for a proposed settlement of the Litigation and for dismissal of the Litigation with prejudice upon the terms and conditions set forth therein; and the Court having read and considered the Stipulation and the Exhibits annexed thereto; and
     WHEREAS, all defined terms contained herein shall have the same meanings as set forth in the Stipulation.
     NOW, THEREFORE, IT IS HEREBY ORDERED:
     1. The Court preliminarily approves the Stipulation and the settlement set forth therein, subject to further consideration at the Settlement Hearing described below.
     2. The Court approves, as to form and content, the Notice of Pendency and Proposed Settlement of Class Action (the “Notice”), the Summary Notice, and the Proof of Claim and Release form (the “Proof of Claim”) annexed as Exhibits B, C and D respectively to the Stipulation, and finds that the mailing and distribution of the Notice and publishing of the Summary Notice substantially in the manner and form set forth in this Order meet the requirements of Federal Rule of Civil Procedure 23, §21D(a)(7) of the Securities Exchange Act of 1934, 15 U.S.C. §78u-4(a)(7) as amended by the Private Securities Litigation Reform Act of 1995, and due process, and is the best notice practicable under the circumstances and shall constitute due and sufficient notice to all Persons entitled thereto.
     3. Lead Counsel are hereby authorized to retain the firm of A.B. Data, Ltd. (“Claims Administrator”) to supervise and administer the notice procedure as well as the processing of claims as more fully set forth below.

     4. A hearing (the “Settlement Hearing”) shall be held before this Court on                     , 2006, at                      a.m., at the United States District Court for the Eastern District of Tennessee (at Knoxville), U.S. Courthouse, 800 Market Street, Knoxville, Tennessee, 37902, to determine whether the proposed settlement of the Litigation on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate to the Class and should be approved by the Court; whether a Judgment as provided in ¶ 1.13 of the Stipulation should be entered herein; whether the proposed Plan of Allocation should be approved; and to determine the amount of fees and expenses that should be awarded to Plaintiffs’ Counsel.
     5. Not later than the fourteenth day after entry of this Order (the “Notice Date”), Lead Counsel shall cause a copy of the Notice and the Proof of Claim, substantially in the form annexed as Exhibits B and D hereto, to be mailed by first class mail to all Class Members who can be identified with reasonable effort. Persons receiving the Notice and Proof of Claim who purchased King Common Stock during the Class Period for the beneficial ownership of another Person or Persons shall (a) send the Notice and the Proof of Claim to such beneficial owners of such King Common Stock within ten calendar days after receipt thereof, or (b) send a list of the names and addresses of such beneficial owners to the Claims Administrator within ten calendar days of receipt thereof, in which event the Claims Administrator shall promptly mail the Notice and Proof of Claim to such beneficial owners.
     6. Not later than seven days after the Notice Date, Lead Counsel shall cause the Summary Notice to be published once in the national edition of The Wall Street Journal.
     7. At least seven calendar days prior to the Settlement Hearing, Lead Counsel shall serve on defendants’ counsel and file with the Court proof, by affidavit or declaration, of such mailing and publishing.

     8. Memoranda, affidavits and other materials in support of the proposed settlement, the proposed plan of allocation, and the request for an award of fees and expenses, shall be filed not later than 21 days prior to the date of the Settlement Hearing. Any reply briefs shall be filed not later than seven days prior to the date of the Settlement Hearing.
     9. All Members of the Class shall be bound by all determinations and judgments in the Litigation concerning the settlement, whether favorable or unfavorable to the Class.
     10. Class Members who wish to participate in the settlement shall complete and submit Proof of Claim forms in accordance with the instructions contained therein. Unless the Court orders otherwise, all Proof of Claim forms must be submitted no later than ninety days from the Notice Date. Any Class Member who does not timely submit a Proof of Claim within the time provided for, shall be barred from sharing in the distribution of the proceeds of the Settlement Fund, unless otherwise ordered by the Court.
     11. Any Member of the Class (including Members of the Jones Merger Subclass) may enter an appearance in the Litigation, at his, her or its own expense, individually or through counsel of their own choice. Any Member of the Class who does not so enter an appearance on their own behalf or through counsel of their own choice will be represented by Lead Counsel or Jones Subclass Lead Counsel.
     12. Pending final determination of whether the settlement should be approved, neither the Lead Plaintiffs, the Jones Lead Plaintiff, nor any Class Member, either directly, representatively, or in any other capacity, shall commence or prosecute against any of the Released Defendant Parties, any action or proceeding in any court or tribunal asserting any of the Released Claims.

     13. Any Person falling within the definition of Class Member may, upon request, be excluded from the Class. Any such Person must submit to the Claims Administrator a request for exclusion (“Request for Exclusion”), postmarked no later than fourteen days prior to the date of the Settlement Hearing. A Request for Exclusion must be signed and state: (a) the name, address, and telephone number of the Person requesting exclusion; (b) the Person’s purchases and sales of King Common Stock made during the Class Period, including the dates, the number and type of securities, and price paid or received for each such purchase or sale; and (c) that the Person wishes to be excluded from the Class. All Persons who submit valid and timely Requests for Exclusion in the manner set forth in this paragraph shall have no rights under the Stipulation, shall not share in the distribution of the Settlement Fund, and shall not be bound by the Stipulation or the Final Judgment.
     14. Any Member of the Class who has not properly requested exclusion from the Class (as provided for in paragraph 13 above) may appear and show cause, if he, she or it has any, why the proposed settlement of the Litigation should not be approved as fair, reasonable and adequate, or why a Judgment should not be entered thereon, why the Plan of Allocation should not be approved, or why attorneys’ fees and expenses should not be awarded to counsel for the Plaintiffs; provided, however, that no Class Member or any other Person shall be heard or entitled to contest the approval of the terms and conditions of the proposed settlement, or, if approved, the Judgment to be entered thereon approving the same, or the order approving the Plan of Allocation, or the attorneys’ fees and expenses to be awarded to counsel for the Plaintiffs unless that Person has served on the following counsel (delivered by hand or sent by first class mail) written objections and copies of any papers and briefs in support thereof on or before the date that is fourteen days before the Settlement Hearing, and filed said objections, papers and briefs with the Clerk of the United States District Court for the Eastern District of Tennessee (at Knoxville) on or before the same date:
Robert Gans, Esq.
BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP
12481 High Bluff Drive, Suite 300
San Diego, CA 92130
Joseph H. Weiss, Esq.
WEISS & LURIE
551 Fifth Avenue
New York, NY 10176
John C. Millian, Esq.
GIBSON, DUNN & CRUTCHER LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
     Any Member of the Class who does not make his, her or its objection in the manner provided shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness or adequacy of the proposed settlement as incorporated in the Stipulation, to the Plan of Allocation, and to the award of attorneys’ fees and expenses to counsel for the plaintiffs, unless otherwise ordered by the Court.
     15. All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.
     16. Neither Defendants nor Defendants’ counsel shall have any responsibility for the Plan of Allocation or any application for reimbursement of attorneys’ fees or reimbursement of expenses submitted by Plaintiffs’ Counsel, and such matters will be considered separately from the fairness, reasonableness and adequacy of the settlement.

     17. At or after the Settlement Hearing, the Court shall determine whether the Plan of Allocation proposed by Settlement Counsel, and any application for attorneys’ fees or reimbursement of expenses, shall be approved.
     18. Reasonable expenses incurred in identifying and notifying Class Members as well as administering the Settlement Fund, and Taxes owed on the Settlement Fund, shall be incurred and paid as permitted under the terms of the Stipulation without the need for further order of the Court. In the event the settlement is not approved by the Court, or otherwise fails to become effective, neither the Plaintiffs nor any of their counsel shall have any obligation to repay any amounts actually and properly disbursed from the Settlement Fund for such reasonable expenses.
     19. Neither the Stipulation, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by Defendants of the truth of any of the allegations in the Litigation, or of any liability, fault, or wrongdoing of any kind.
     20. The Court reserves the right to adjourn the date of the Settlement Hearing without further notice to the Members of the Class, and retains jurisdiction to consider all further applications arising out of or connected with the proposed settlement. The Court may approve the settlement, with such modifications as may be agreed to by the Settling Parties, if appropriate, without further notice to the Class.

IT IS SO ORDERED.
Dated this                      day of                                          2006.

THE HONORABLE THOMAS W. PHILLIPS UNITED STATES DISTRICT JUDGE

EXHIBIT B
to Stipulation
of Settlement
IN THE UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF TENNESSEE
GREENEVILLE DIVISION

IN RE: KING PHARMACEUTICALS, INC. SECURITIES LITIGATION	No. 2:03-CV-77

THIS DOCUMENT RELATES TO: All Actions	District Judge Thomas W. Phillips Magistrate Judge Dennis H. Inman
NOTICE OF PENDENCY OF CLASS ACTION AND
PROPOSED CLASS ACTION SETTLEMENT
TO:	All persons or entities who purchased King Pharmaceuticals, Inc. (“King”) common stock between February 16, 1999, and March 10, 2003, inclusive (the “Class Period”), including all persons or entities who acquired shares of King common stock pursuant to any offering completed during the Class Period, and who were damaged thereby (“Class Members”).

A federal court authorized this Notice. This is not a solicitation from a lawyer. Please read this Notice carefully and in its entirety. Your rights will be affected by proceedings in this litigation whether you act or do not act.

If you are a Class Member, please be advised that your rights may be affected by a Class Action lawsuit pending in the United States District Court for the Eastern District of Tennessee, and you may be entitled to share in the proceeds of the Settlement described in this Notice. To claim your share of the Settlement Fund, you must submit a valid Proof of Claim and Release form postmarked on or before , 2006. If you are a Class Member and do not submit a timely request for exclusion, you will be bound by the release whether or not you submit a claim.

YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT

Submit a Proof of Claim and Release Form no later than , 2006.	This is the only way to receive a share of the Settlement Fund.

Request exclusion from the Class in writing no later than , 2006.	Receive no payment from the Settlement Fund. This is the only option that allows you to ever be part of any other lawsuit against the Defendants about the Settled Claims.

Object to the Settlement in writing no later than , 2006.	Write to the court about why you do not like the Settlement, and ask the Court not to approve it.

Go to the Settlement Hearing to be held on , 2006, at a.m.. Do nothing.	Ask permission to speak to the Court about the settlement. If you do nothing, you will receive no payment and will give up your rights.
These rights and options, and the deadlines to exercise them, are explained in this Notice.
The Court in charge of this case still has to decide whether to approve the Settlement. Payments will be made if the Court approves the Settlement and after any appeals are resolved.
SUMMARY OF SETTLEMENT AND RELATED MATTERS
This Notice has been sent to you pursuant to Rule 23 of the Federal Rules of Civil Procedure and an Order of the United States District Court for the Eastern District of Tennessee (the “Court”). The purpose of this Notice is to inform you of the pendency of this class action (the “Litigation”), its proposed settlement, and the hearing to be held by the Court to consider the fairness, reasonableness, and adequacy of the Settlement. This Notice describes the rights you may have in connection with participation in this Settlement, what steps you may take in relation to the Settlement and this class action litigation, and alternatively, what steps you must take if you wish to be excluded from the Settlement and this class action.
This Notice is not an expression of any opinion by the Court about the merits of any of the claims or defenses asserted by any party in this Litigation or about the fairness or adequacy of the proposed Settlement.

Class Recovery
     The proposed Settlement creates a fund in the amount of $38.25 million in cash (the “Settlement Fund”) and will include interest that accrues on the fund prior to distribution. Based on Lead Plaintiffs’ estimate of the number of shares of King common stock that were traded during the Class Period which may have been damaged. Lead Plaintiffs estimate that the average recovery per damaged share of King common stock purchased during the Class Period would be approximately $0.16 before deduction of Court-approved fees and expenses.
     The Plan of Allocation described in response to Question 8 provides a more detailed description of how the Settlement Fund will be disbursed. Your actual recovery from the Settlement Fund will depend on a number of variables including the number of claimants and the number of shares of King common stock they purchased; the number of shares of King common stock you purchased and the timing of your purchases and sales, if any; the expense of administering the claims process; and the amount of fees and expenses awarded by the Court. The number of claimants who send in claims varies widely from case to case. If fewer than anticipated Class Members send in a claim form, you could get more money. Conversely, if more claims are submitted than currently anticipated, you could get less money.
Reasons for the Settlement
The Litigation has been ongoing since March 2003, and at present is not expected to go to trial before mid-2007. The parties disagree on both liability and damages, and absent a settlement the outcome of the Litigation is uncertain.
In light of the amount of the Settlement and the immediacy of the recovery to the Class, the Lead Plaintiffs and the Jones Lead Plaintiffs believe that the proposed Settlement is fair, reasonable and adequate, and in the best interests of the Class and the Jones Subclass. Lead Plaintiffs and Jones Lead Plaintiffs believe that the benefits of the Settlement to the Class, namely a recovery of $38.25 million plus interest, less the various deductions described in this Notice, outweigh the risks and delay in recovery inherent in continuing the Litigation, including the risk that all or some of the claims in the Litigation could be dismissed in response to anticipated motions for summary judgment; the risk that a similar, smaller or no recovery would be achieved after a trial and appeals in which the Defendants would have the opportunity to assert substantial defenses to the claims asserted against them; and the certainty of substantial delay in obtaining a recovery for the Class even assuming that plaintiffs were to prevail after trial and appeals.
The Defendants deny the claims asserted against them in the Litigation, deny that they have engaged in any wrongdoing, violation of law or breach of duty, and deny that any Class Member has suffered any damages as a result of any conduct by Defendants. The Settlement is not an admission of wrongdoing by any Defendant. The Defendants have agreed to the Settlement in order to eliminate the burden and expense of continued litigation.

Statement of Attorneys’ Fees and Costs Sought
To date Lead Counsel, Jones Subclass Lead Counsel and other plaintiffs’ counsel have not received any payment for their services in conducting the Litigation on behalf of the Plaintiffs and the Members of the Class, nor have they been reimbursed for their out-of-pocket expenditures. If the Settlement is approved by the Court, Lead Counsel will apply to the Court for an award of attorneys’ fees of no more than 17% of the Settlement Fund (including any interest income earned by the Settlement Fund), plus reimbursement of out-of-pocket expenses not to exceed $1.9 million to be paid from the Settlement Fund. The total requested fees and litigation expenses would amount to an average of $0.03 per damaged share.
Further Information
For further information regarding this settlement you may contact any of the following:

Lead Counsel:	Jones Subclass Lead Counsel:	Claims Administrator:
Robert S. Gans, Esq.	Joseph H. Weiss, Esq.
BERNSTEIN LITOWITZ	Mark D. Smilow, Esq.	In re King Pharmaceuticals,
BERGER & GROSSMANN LLP	WEISS & LURIE	Inc. Securities Litigation
12481 High Bluff Drive,	551 Fifth Avenue	c/o A.B. Data, Ltd.
Suite 300	New York, NY 10176	4057 North Wilson Drive
San Diego, CA 92130	(212) 682-3025	Milwaukee, WI 53211
(858) 793-0070		(866) 561-6065
Please do not call any representative of King or the Court.
[END OF COVER PAGE]

WHAT THIS NOTICE CONTAINS

BASIC INFORMATION
1. Why Did I Get This Notice Package?
     You or someone in your family may have purchased or acquired King common stock between February 16, 1999 and March 10, 2003.
     The Court in charge of the case is the United States District Court for the Eastern District of Tennessee, and the case is known as In re King Pharmaceuticals, Inc. Securities Litigation, No. 2:03-CV-77, and is referred to in this Notice as “the Litigation.” The Court ordered that this Notice be sent because you have a right to know about the proposed Settlement of this Litigation and about all of your options before the Court decides whether to approve the Settlement. If the Court approves the Settlement, and after any objections and appeals are resolved, the Claims Administrator appointed by the Court will make the payments that the Settlement allows.
     This package explains the Litigation, the Settlement, your legal rights, what benefits are available, who is eligible for them, and how to get them.
2. What Is This Lawsuit About?
     This case was brought as a class action on behalf of persons who acquired King common stock during the period from February 16, 1999 to March 10, 2003, inclusive (the “Class Period”), including all persons and entities who acquired shares of King common stock pursuant to any offering completed during the Class Period, and who were damaged thereby. Persons who purchased King common stock during the Class Period are members of the Class. Persons who acquired King common stock in the August 2000 merger of Jones Pharmaceuticals, Inc. (“Jones”) with King are also members of the Jones Subclass.
     In a class action, one or more people called class representatives sue on behalf of people who have similar claims. All these people together are called a Class. As noted, this case also includes a Subclass, which is part of the Class. The Court resolves the issues for all Class and Subclass Members, except for those who exclude themselves from the Class.
     The entities chosen by the Court to represent the Class—the Los Angeles County Employees Retirement Association and the Policemen and Firemen Retirement System City of Detroit—are called Lead Plaintiffs. (Another entity, the Teachers’ Retirement System of Louisiana, is also a Lead Plaintiff.) The individual chosen by the Court to represent the Jones Subclass—Kathleen Crews—is called the Jones Subclass Lead Plaintiff. The Defendants in the Litigation are King, Jones, twenty current or former directors and officers of King or Jones, and four investment banking firms that served as underwriters for the public offering of 16 million shares of King common stock that was completed in November 2001. Certain of these defendants were dismissed as Defendants earlier in the Litigation.
     The Litigation was brought as a class action alleging that Defendants violated the securities laws by making materially false and misleading statements and omissions regarding King’s revenues and profitability during the period from February 16, 1999 to March 10, 2003, inclusive. Defendants have denied that they are liable or otherwise did anything wrong.

3. Why Is There A Settlement With Defendants?
     The Court did not decide in favor of Lead Plaintiff or Defendants. Instead, these parties agreed to a settlement. That way, they avoid the cost and risks of a trial, and eligible Class Members who make a valid claim will get compensation. The Lead Plaintiffs, Jones Lead Plaintiff and their attorneys think the Settlement is best for all Class Members.
WHO IS IN THE SETTLEMENT
4. How Do I Know If I Am Part of the Settlement?
     The Class includes all persons or entities who purchased King common stock during the period from February 16, 1999 to March 10, 2003, inclusive, including all persons and entities who acquired shares of King common stock pursuant to any offering completed during the Class Period, and who were damaged thereby, except those persons and entities that are excluded, as described below.
5. Who Is Included In the Class? Who Is Excluded?
     If you purchased or acquired King common stock during the period from February 16, 1999 to March 10, 2003, inclusive, that alone does not make you a Class Member. You are a Class Member only if you purchased or acquired King common stock during the Class Period and were damaged thereby. In general, this requires that you still have retained some or all of the King stock you purchased during the Class Period as of the close of trading on March 10, 2003. Additional information regarding who is entitled to be included in the Class and to share in the Settlement is found in the response to Question 8 below.
     Excluded from the class are Defendants; members of the families of each of the individual Defendants; any parent, subsidiary, affiliate, partner, officer, executive (having the title of Vice President or above) or director of any Defendant during the Class Period; any entity in which any such excluded person has a controlling interest; and the legal representatives, heirs, successors, or assigns of any such excluded person or entity.
6. I’m Still Not Sure If I’m Included.
     If you are still not sure whether you are included, you can ask for help. You can email the Claims Administrator, A.B. Data, Inc., at kingsecuritieslitigation@abdatalawserve.com, call them at (866) 561-6065, or look up the website at http://www.abdatalawserve.com for more information. Or you can fill out and return the claim form described in Question 9 and enclosed in this packet, or available online at the website above, to see if you qualify.
THE SETTLEMENT BENEFITS—WHAT YOU GET
7. What Does the Settlement Provide?
     Defendants have agreed to pay $38.25 million in cash to be divided among all eligible Class Members who send in valid claim forms, after payment of Court-approved attorneys’ fees and expenses, taxes and the cost of preparation of tax returns, and the costs of claims administration, including the costs of printing and mailing this Notice and the cost of publishing notice (the “Net Settlement Fund”).
8. How Much Will My Payment Be?
     Your share of the fund will depend on the number of valid claim forms that Class Members send in and the amount of King common stock you purchased or acquired during the Class Period and when you purchased or acquired and sold that stock. For purposes of allocating the Net Settlement Fund, Lead Plaintiffs and Jones Lead Plaintiff will ask the Court to approve a plan of allocation of the settlement proceeds. The Court may adopt this proposed plan or adopt a different plan of allocation without further notice. You may object to the proposed plan of allocation.
     The plan of allocation Lead Plaintiffs and Jones Lead Plaintiff will propose is as follows:
     A. To receive any money from the Net Settlement Fund, you must show that you are a Member of the Class and timely submit a valid Claim Form and all required documentation to the Claims Administrator so that it is postmarked no later than                     , 2006.
     B. The Claims Administrator will determine each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s “Recognized Loss.” Recognized Loss is based on the amount of inflation in the price of King common stock at the time of purchase or acquisition due to Defendants’ alleged false statements or omissions, as calculated by Lead Plaintiffs’ damages expert (“Plaintiffs’ Expert”).
     C. The Recognized Loss per share of King common stock purchased or acquired during the Class Period and held at the close of the Class Period has been determined by Plaintiffs’ expert as follows:
     1. Open Market Purchases. The Recognized Loss per share for King common stock purchased on the open market during the Class Period and held until the end of the Class Period is $3.66.
     2. Shares Acquired Pursuant to the Registration Statement Filed in Connection with the Jones Merger or the Registration Statement Filed in Connection with the Public Offering of King Common Stock that was Completed on November 1, 2001. The Recognized Loss per share for King common stock acquired pursuant to the registration statement filed in connection with the Jones Merger or the registration statement filed in connection with the public offering of King common stock that was completed on November 1, 2001 and held until the end of the Class Period is $4.39.
     D. King common stock that was purchased or acquired during the Class Period but was sold before the close of the Class Period is not eligible for payment.
     E. You will be required to provide documentation with respect to your transactions in King common stock during the Class Period, as well as any ownership you had of King common stock at the beginning and the end of the Class Period.

     F. A purchase or acquisition of King common stock will be presumed to be on the open market unless the Class Member submits to the satisfaction of the Claims Administrator proof that the purchase or acquisition was made pursuant to the registration statement filed in connection with the Jones Merger or the registration statement filed in connection with the public offering of King common stock that was completed on November 1, 2001.
     G. In calculating the Recognized Loss, an Authorized Claimant’s sale of King common stock will be matched first against that Claimant’s holdings of King common stock in the opening position, and then matched chronologically against each purchase made during the Class Period. If you made multiple purchases of King common stock during the Class Period, the earliest subsequent sale will be matched first against your holdings on the first day of the Class Period, and then matched chronologically thereafter against each purchase made during the Class Period.
     H. Your total Recognized Loss will be calculated by accumulating, for each respective transaction, the product of the Recognized Loss per share by the respective number of shares purchased by the Class Member during the Class Period, as set forth above.
     I. PLEASE NOTE: To the extent you had a gain from your overall transactions in King common stock during the Class Period, the value of your Recognized Loss will be zero. To the extent that you suffered an overall loss on your overall transactions in King common stock during the Class Period, but that loss was less than the total Recognized Loss calculated pursuant to the provisions above, then your Recognized Loss will be limited to the amount of the overall loss.
     J. For purposes of determining whether you had a gain from your overall transactions in King common stock during the Class Period or suffered a loss, the Claims Administrator will: (i) total the amount paid for each share of King common stock purchased during the Class Period by you (the “Total Purchase Amount”); (ii) match any sales during the Class Period first against your opening position in King common stock (the proceeds of those sales will not be considered for purposes of calculating gains or losses); (iii) total the amount received for sales of the remaining shares of King common stock sold during the Class Period (the “Sales Proceeds”); and (iv) ascribe a holding value equal to the closing price of each share on March 10, 2003, times the number of shares, purchased during the Class Period and still held at the end of the Class Period (“Holding Value”). The difference between (i) the Total Purchase Amount and (ii) the Sales Proceeds and Holding Value, will be deemed your gain or loss on your overall transactions in King common stock during the Class Period.
     K. If you acquired by means of a gift, inheritance or operation of law, any King common stock during the Class Period that was purchased prior to commencement of the Class Period, such acquisitions do not qualify as purchases on the dates of acquisition. If you acquired during the Class Period by gift, inheritance or operation of law any King common stock that was purchased during the Class Period by the donor, decedent or transferor, then your claim will be computed with respect to that King common stock by using the price of the stock on the date of purchase and not the date of transfer.

     L. A payment to any Authorized Claimant of less than $10.00 in total will not be included in the calculation and will not be distributed.
     M. Distribution to Authorized Claimants from the Net Settlement Fund will be made after all claims have been processed. If any funds remain in the Net Settlement Fund by reason of un-cashed checks or otherwise, then, after the Claims Administrator has made reasonable and diligent efforts to have Class Members who are entitled to participate in the distribution of the Net Settlement Fund cash their distribution checks, any cash balance remaining in the Net Settlement Fund six months after the initial distribution of such funds shall, if economically feasible, be re-distributed after payment from this balance of any unpaid costs or fees incurred in administering the Net Settlement Fund for such re-distribution to Class Members who have cashed their checks and who would receive at least $10.00 from such re-distribution. If after nine months after such re-distribution any funds shall remain in the Net Settlement Fund, then such balance shall be contributed to non-sectarian, not-for-profit, 501(c)(3) organization(s) designated by Lead Counsel and approved by the Court.
     N. Each Claimant shall be deemed to have submitted to the jurisdiction of the United States District Court for the Eastern District of Tennessee with respect to his, her or its Proof of Claim.
HOW YOU GET A PAYMENT—SUBMITTING A CLAIM FORM
9. How Will I Get A Payment?
     To qualify for payment, you must be an eligible Class Member and you must submit a claim form. A claim form is enclosed with this Notice and is available online at http://www.abdatalawserve.com. Read and follow the instructions carefully, fill out the form completely, and include all the documents the form asks for. The completed claim form must be postmarked no later than                     , 2006.
10. When Will I Get My Payment?
     The Court has scheduled a hearing to be held on                     , 2006, at                      a.m. to decide whether to approve the Settlement, the fee and expense application, and the plan of allocation. The Court may reschedule the hearing without further notice. If the Court approves the Settlement, there may be appeals. It is always uncertain whether these appeals can be resolved, and resolving them can take time, perhaps several years. Everyone who sends in a claim form will be informed of the determination with respect to their claim. Please be patient.
THE LAWYERS REPRESENTING YOU
11. Do I Have A Lawyer In This Case?
     The Court approved the law firm of Bernstein Litowitz Berger & Grossmann LLP as Lead Counsel to represent you and other Class Members, and the law firms of Weiss & Lurie and Abbey Spanier Rodd Abrams & Paradis, LLP as Jones Subclass Lead Counsel to represent the Jones Subclass. You will not personally be charged for these lawyers. If you want to be represented by our own lawyer, you may hire one at your own expense.

12. How Will the Lawyers Be Paid?
     Lead Counsel will ask the Court, on behalf of all plaintiffs’ counsel (including Jones Subclass Lead Counsel), for attorneys’ fees not to exceed 17% of the Settlement Fund and for reimbursement of out-of-pocket expenses as authorized by law up to $1.9 million. The total requested fees and litigation expenses would amount to an average of $0.03 per share of King stock. Such sums as may be approved by the Court will be paid from the Settlement Amount of $38.25 million. Class Members are not personally liable for any such fees or expenses.
     To date Lead Counsel, Jones Subclass Lead Counsel, and the other attorneys who have assisted them in representing the Class and the Jones Subclass have not been paid for their services for conducting this Litigation on behalf of the Class and Jones Subclass nor for their substantial out-of-pocket expenses, which have included hiring experts, reviewing and analyzing over hundreds of thousands of documents produced by Defendants and third-parties, conducting numerous depositions, and taking other steps to prepare the case for trial. The attorneys’ fees and expenses requested will be the only payment to plaintiffs’ counsel for their efforts in achieving this Settlement and for their risk in undertaking this representation on a wholly contingent basis. The fee requested will compensate Lead Counsel, Lead Jones Subclass Counsel and other plaintiffs’ attorneys for their work to date in pursuing this Litigation on behalf of the Class and the Jones Subclass and achieving the Settlement, and is within the range of fees awarded to class counsel under similar circumstances in other cases of this type.
OBJECTING TO THE SETTLEMENT
     You can tell the Court that you don’t agree with the Settlement or some part of it, the fee and expense application(s), or the plan of allocation.
13. How Do I Tell the Court That I Don’t Like the Settlement?
     If you are a Class Member you can object to the Settlement, the fee and expense application(s), and/or the plan of allocation if you don’t like all or any part of them. You can give reasons why you think the Court should not approve whatever you object to, and the Court will consider your views.
     To object, you must send a letter saying that you object to the Settlement in In re: King Pharmaceuticals, Inc. Securities Litigation, No. 2:03-CV-77. Be sure to include your name, address, telephone number, your signature, the number of shares of King common stock you purchased or acquired and sold during the period from February 16, 1999 to March 10, 2003, inclusive, and the reasons you object to the Settlement. Any objection to the Settlement must be mailed or delivered such that it is received by each of the following no later than ___, 2006:

Court:	Lead Counsel:	Jones Subclass Lead
Counsel:
Clerk of Court
United States District Court	Robert S. Gans, Esq.	Joseph H. Weiss, Esq.
for the Eastern District of	BERNSTEIN LITOWITZ	Mark D. Smilow, Esq.

Tennessee	BERGER & GROSSMANN LLP	WEISS & LURIE
800 Market Street	12481 High Bluff Drive,	551 Fifth Avenue
Knoxville, TN 37902	Suite 300	New York, NY 10176
	San Diego, CA 92130	(212) 682-3025
(858) 793-0070

King Defendants’ Counsel:	Underwriter Defendants’ Counsel:

John C. Millian, Esq.
Daniel A. Cantu, Esq.	Lawrence J. Portnoy, Esq.
GIBSON, DUNN &	Lindsay H. Tomenson, Esq.
CRUTCHER LLP	DAVIS POLK & WARDWELL
1050 Connecticut Avenue,	450 Lexington Avenue
N.W.	New York, NY 10017
Washington, D.C. 20036
EXCLUDING YOURSELF FROM THE SETTLEMENT
If you do not want a payment from the Settlement or to release the Defendants, and want to maintain a right to sue the Defendants on your own about the same legal and factual issues involved in the Litigation, then you must take steps to opt-out or exclude yourself from the Class.
To exclude yourself from the Class, you must send a letter by mail specifically stating that you want to be excluded from In re: King Pharmaceuticals, Inc. Securities Litigation, No. 2:03-CV-77. You must include (1) your name, address, telephone number, (2) your signature, (3) the number of shares of King common stock you owned on February 16, 1999; (4) the number of shares of King common stock you purchased or acquired, and sold, during the period from February 16, 1999 to March 10, 2003, inclusive; and (5) the number of shares of King common stock you held on March 10, 2003. Your exclusion request must be mailed or delivered so that it is received no later than ___, 2006 to:
In re King Pharmaceuticals, Inc. Securities Litigation
c/o A.B. Data, Ltd.
4057 North Wilson Drive
Milwaukee, WI 53211
You cannot exclude yourself by phone or e- mail. You must submit a written request for exclusion. If you ask to be excluded you are not eligible to receive any distribution from the Settlement Fund, you cannot object to the Settlement, and you will not be legally bound by the releases entered in the Litigation.
14. What’s the Difference Between Objecting And Excluding?
     Objecting is simply telling the Court that you don’t like something about the Settlement. If you object, you can still file a Proof of Claim. If you excluded yourself by from the Class by ___, 2006, you cannot object and you cannot file a Proof of Claim or receive any portion of the Settlement Fund.

THE COURT’S FAIRNESS HEARING
     The Court will hold a hearing to decide whether to approve the Settlement, the fee and expense application, and the plan of allocation. You may attend and you may ask to speak, but you don’t have to do so.
15. When And Where Will The Court Decide Whether To Approve The Settlement?
     The Court will hold a fairness hearing at ___ a.m. on ___, 2006, at the United States Courthouse, 800 Market Street, Knoxville, TN 37902 . At this hearing the Court will consider whether the Settlement is fair, reasonable, and adequate. If there are objections, the Court will consider them. The judge will listen to people who have asked to speak at the hearing. The Court will also consider how much to pay plaintiffs’ counsel and whether to approve the plan of allocation. The Court may decide these issues at the hearing or take them under consideration. The Court may approve the Settlement without approving the fee and expense requests, and/or without approving the proposed plan of allocation. We do not know how long these decisions will take.
16. Do I Have to Come to the Hearing?
     No. Lead Counsel and Jones Subclass Lead Counsel will answer questions the judge may have. If you send an objection, you don’t have to come to Court to talk about it. As long as you mailed your written objection on time, the Court will consider it. But, you are welcome to come at your own expense. You may also pay your own lawyer to attend, but it is not necessary.
17. May I Speak At the Hearing?
     You may ask the Court for permission to speak at the fairness hearing. To do so, you must send a letter saying that it is your intention to appear in In re: King Pharmaceuticals, Inc. Securities Litigation, No. 2:03-CV-77. Be sure to include your name, address, telephone number, your signature, and the number of shares of King common stock you purchased or acquired and sold during the period from February 16, 1999 to March 10, 2003, inclusive . Your notice of intention to appear must be postmarked no later than ___, 2006 , and be sent to the Clerk of the Court, Lead Counsel, Jones Subclass Lead Counsel, Counsel for the King Defendants, and Counsel for the Underwriter Defendants, at the addresses listed in question 13. You cannot speak at the hearing if you excluded yourself from the Class.
IF YOU DO NOTHING
18. What Happens If I Do Nothing At All?
     If you do nothing, you’ll get no money from this Settlement. But, unless you timely and validly excluded yourself, you won’t be able to start a lawsuit, continue with a lawsuit, or be part of any other lawsuit against Defendants about the same issues in this case.

GETTING MORE INFORMATION
19. Are There More Details About the Settlement?
     This Notice summarizes the proposed Settlement. More details are in the Stipulation of Settlement and attachments thereto, dated as of ___, 2006. You can examine a copy of this stipulation at the Clerk’s office of the United States Courthouse, 800 Market Street, Knoxville, TN 37902, during regular business hours.
20. How Do I Get More Information?
     You can contact the Claims Administrator, Lead Counsel, or Jones Lead Counsel at the address and telephone numbers set forth on page 4 above. You can also look up information on the Claims Administrator’s website at http://www.abdatalawserve.com. Do not telephone the Court regarding this Notice.
SPECIAL NOTICE TO NOMINEES
     If you purchased or acquired King common stock during the period from February 16, 1999 to March 10, 2003, inclusive, as nominee for a beneficial owner, then WITHIN SEVEN (7) DAYS OF YOUR RECEIPT OF THIS NOTICE you must either (a) provide to the Claims Administrator, at the address set forth on page 4, the name and last known address of each person or organization for whom or which you purchased such stock during such time period, or (b) request additional copies of this Notice, which will be provided to you free of charge, and, within seven (7) days of receipt, mail the Notice directly to the beneficial owners of the King stock.
     You are entitled to reimbursement from the Settlement Fund of your reasonable expenses actually incurred in connection with the foregoing, including reimbursement of postage expense and the cost of ascertaining the names and addresses of beneficial owners. Those expenses will be paid upon request and submission of appropriate supporting documentation reflecting compliance with these instructions, including timely mailing of the Notice, if you elect to do so. All communications concerning the foregoing should be addressed to the Claims Administrator.

DATED: ___, 2006.
BY ORDER OF THE COURT:

UNITED STATES DISTRICT JUDGE

EXHIBIT C to Stipulation of Settlement
IN THE UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF TENNESSEE
GREENEVILLE DIVISION

IN RE: KING PHARMACEUTICALS,	No. 2:03-CV-77
INC. SECURITIES LITIGATION

District Judge Thomas W. Phillips

THIS DOCUMENT RELATES TO:
All Actions	Magistrate Judge Dennis H. Inman
SUMMARY NOTICE OF PENDENCY OF CLASS ACTION AND OF
PROPOSED CLASS ACTION SETTLEMENT

TO:	All persons or entities who purchased King Pharmaceuticals, Inc. (“King”) Common Stock during the period from February 16, 1999 to March 10, 2003, inclusive, including persons who acquired shares of King common stock pursuant to any offering completed during the Class Period, and who were damaged thereby (“Class Members”).
YOU ARE HEREBY NOTIFIED, pursuant to Rule 23 of the Federal Rules of Civil Procedure and an Order of the United States District Court for the Eastern District of Tennessee, that a hearing will be held on ___, 2006 at ___:___ ___.m., in Room ___, before the Honorable Thomas W. Phillips at the United States District Court for the Eastern District of Tennessee, Howard H. Baker, Jr. United States Courthouse, 800 Market Street, Knoxville, Tennessee, 37902. At this hearing, the Court will determine: (1) whether the proposed settlement consisting of $38.25 million in cash plus accrued interest should be approved as fair, reasonable and adequate; (2) whether the proposed plan to distribute the settlement proceeds is fair, reasonable and adequate; (3) whether the application by Plaintiffs’ counsel for an award of attorneys’ fees and expenses should be approved; and (4) whether this litigation should be dismissed with prejudice.
YOUR RIGHTS WILL BE AFFECTED BY PROCEEDINGS IN THIS LITIGATION WHETHER YOU ACT OR DO NOT ACT. IF YOU ARE A CLASS MEMBER YOU MAY BE ENTITLED TO SHARE IN THE PROCEEDS OF THE SETTLEMENT FUND.

If you have not yet received the Notice of Pendency of Class Action and Proposed Class Action Settlement (the “Notice”) and Claim Form, you can obtain copies of these documents by contacting:
In re King Pharmaceuticals, Inc. Securities Litigation
c/o A.B. Data, Ltd.
4057 North Wilson Drive
Milwaukee, WI 53211
Copies of the Notice and Claim Form also may be downloaded from ___or from www.blbglaw.com.
YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT:
•	If you are a Class Member, in order to share in the distribution of the settlement fund, you must submit a Claim Form establishing that you are entitled to recovery to the Claims Administrator (at the address above) by no later than ___, 2006. [120 days after Notice Date] If you are a Class Member and do not take timely action to exclude yourself from the settlement, you will be bound by any judgment rendered in the litigation whether or not you submit a claim.

•	To exclude yourself from the Class, you must file a request for exclusion on or before ___, 2006, in the manner prescribed in the Notice. All Class Members who do not request exclusion from the Class will be bound by any judgment entered in the Litigation.

•	Any objection to the proposed Settlement, plan of allocation and/or application for attorneys’ fees and expenses must be filed with the Court on or before ___, 2006, and delivered to counsel for the parties in the manner and form set forth in the Notice.
PLEASE DO NOT CONTACT THE COURT OR THE CLERK’S OFFICE REGARDING THIS NOTICE. Inquires, other than requests for the Notice and Claim Form, may be made to Lead Counsel and/or Jones Subclass Lead Counsel:

Lead Counsel:	Jones Subclass Lead Counsel:

Robert S. Gans, Esq.	Joseph H. Weiss, Esq.
BERNSTEIN LITOWITZ BERGER &	Mark D. Smilow, Esq.
GROSSMANN LLP	WEISS & LURIE
12481 High Bluff Drive,	551 Fifth Avenue
Suite 300	New York, NY 10176
San Diego, CA 92130	(212) 682-3025
(858) 793-0070

D-2

EXHIBIT D to Stipulation of Settlement
IN THE UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF TENNESSEE
GREENEVILLE DIVISION

IN RE: KING PHARMACEUTICALS,	No. 2:03-CV-77
INC. SECURITIES LITIGATION

District Judge Thomas W. Phillips
THIS DOCUMENT RELATES TO:
All Actions
Magistrate Judge Dennis H. Inman
PROOF OF CLAIM
Must be Postmarked
     No Later Than
                    , 2006
IN RE KING PHARMACEUTICALS, INC. SECURITIES LITIGATION
c/o A.B. Data, Ltd.
P.O. Box 170500
Milwaukee, WI 53217-8041
(800) XXX-XXXX
PROOF OF CLAIM AND RELEASE
Identity of Claimant:
Claim Number:                     Control Number:
Please fill in SS/TIN of Beneficial Owner if box is blank:

Daytime Telephone Number:	(	)	-

Evening Telephone Number:	(	)	-

REQUIRED INFORMATION OR CORRECTIONS
Write any name and address corrections below if any corrections are necessary OR if there is no preprinted data to the left, YOU MUST provide your name and address here :

Name:

Address:

City:

State:

Zip Code:

Claimant is:

?	Individual	?	Joint Owners
?	Estate	?	Corporation
?	Trust	?	Partnership
?	Other	?	IRA, Keogh or the Retirement Plan
(Specify)

(type of plan )

Name of Beneficial Owner, if different than Claimant:

Check here if Claimant was an officer, director or employee of King Pharmaceuticals, Inc. (“King”) at any time between February 16, 1999 through and including March 10, 2003 ? If so, state position(s) held, and dates of employment or affiliation:
GENERAL INSTRUCTIONS
      1. It is important that you completely read and understand the Notice of Pendency of Class Action and Proposed Class Action Settlement that accompanies this Proof of Claim and Release (the ”Notice”) and the Plan of Allocation included therein (the “Plan of Allocation”). The Notice and Plan of Allocation describe the proposed Settlement, how Class Members are affected by it, and the manner in which the Net Settlement Fund will be distributed, if the Settlement and Plan of Allocation are approved by the Court. The Notice also contains the definitions of many of the defined terms (which are indicated by initial capital letters) used in this Proof of Claim and Release (the “Claim Form”). By signing and submitting the Claim Form, you will be certifying that you have read and understood the Notice.
      2. This Claim Form is directed to Class Members, as defined in the Notice. IF YOU ARE NOT A CLASS MEMBER, OF IF YOU REQUEST EXCLUSION FROM THE CLASS, DO NOT SUBMIT A CLAIM FORM.
      3. Submission of this Claim Form does not ensure that you will share in the proceeds of the Net Settlement Fund. Distributions from the Net Settlement Fund will be governed by the Plan of Allocation. The Plan of Allocation, which has been approved by the Court, is included in the accompanying Notice.
      4. If you are a Class Member and you do not submit a timely request for exclusion, and if the Court approves the Settlement, you will be bound by the terms of any judgment that the Court enters, whether or not you submit a Claim Form. The judgment will enjoin the filing or continued prosecution of the Settled Claims against the Released Persons.
      5. You are required to submit genuine and sufficient documentation for all your transactions in King common stock during the Class Period, i.e., between February 16, 1999 through and including March 10, 2003. In addition, you are required to submit genuine and sufficient documentation to show your holdings in King common stock as the opening of the Class Period and as of the close of the Class Period. This documentation may be photocopies of stockbrokers’ confirmation slips; stockbrokers’ monthly statements (reflecting your opening and closing balances for the months specified on the Claim Form, and in which transactions during the Class Period occurred); or signed letters from brokers, on their letterheads, giving all the information that would be found on a confirmation slip.

IF SUCH DOCUMENTS ARE NOT IN YOUR POSSESSION, PLEASE OBTAIN COPIES OR EQUIVALENT CONTEMPORANEOUS DOCUMENTS FROM YOUR BROKER. FAILURE TO SUPPLY THIS DOCUMENTATION COULD RESULT IN REJECTION OF YOUR CLAIM. DO NOT SEND ORIGINAL DOCUMENTS. Please keep a copy of all documents that you send to the Claims Administrator.
      6. By submitting a signed Claim Form, you will be affirming, under penalty of perjury, the truth of the statements contained therein and the genuineness of the documents attached thereto. The making of false statements, or the submission of forged or fraudulent documentation, will result in the rejection of your Claim and may subject you to civil liability or criminal prosecution.

SCHEDULE OF TRANSACTIONS IN KING COMMON STOCK
Separately list each of your purchases and sales of King common stock on the next page. Attach a separate schedule if more space is needed. Be sure to include your name and Social Security number or Tax ID number on any additional sheets. The date of purchase or sale is the “trade” or “contract” date, and not the “settlement” or “payment” date. Check here if additional transactions are included on separate schedules.

SECTION B: BEGINNING HOLDINGS: Please state the number of shares of King common stock that you owned as of the opening of trading on February 16, 1999.

If you did not own any shares of King common stock as of the opening of trading on February 16, 1999 please check here.

SECTION C: JONES MERGER: Please state the number of shares of King common stock that you acquired in connection with the August 2000 merger of Jones Pharmaceuticals, Inc. and King.

If you did not acquire any shares of King in connection with the Jones merger, please check here.

SECTION D: NOVEMBER 2001 OFFERING: Please state the number of shares of King common Stock that you acquired in connection with the public offering of 16 million shares of King common stock that was completed in November 2001.

If you did not acquire any shares of King in connection with the November 2001 Offering, please check here.

SECTION P: PURCHASES: List all purchases of King common stock between February 16, 1999 and March 10, 2003, inclusive, not including shares acquired in connection with the Jones Merger or acquired in connection with the November 2001 Offering.

Total
Date(s) of Purchase	Number		Purchase Price
(List Chronologically)	Of Shares	Purchase Price	(excluding taxes,
(Month/Day/Year)	Purchased	Per Share	commissions, etc.)
___/___/___	_______	$_______	$_______

___/___/___	_______	$_______	$_______

___/___/___	_______	$_______	$_______

___/___/___	_______	$_______	$_______
SECTION S: SALES: List all sales you made of King common stock between February 16, 1999 and March 10, 2003, inclusive, including shares acquired in connection with the Jones Merger or acquired in connection with the November 2001 Offering: If none, check here.

Total
Date(s) of Sale	Number		Sale Price
(List Chronologically)	Of Shares	Sale Price	(excluding taxes,
(Month/Day/Year)	Sold	Per Share	commissions, etc.)
___/___/___	_______	$_______	$_______

___/___/___	_______	$_______	$_______

___/___/___	_______	$_______	$_______

SECTION U: UNSOLD HOLDINGS. Please state the number of shares of King common stock that you held as of the close of trading on March 10, 2003.

If you did not own any shares of King common stock as of the close of trading on March 10, 2003, please check here.
VERIFICATION AND ACKNOWLEDGEMENT
     I (We), and the person I (we) represent(s), if any, submit to the jurisdiction of the United States District Court for the Eastern District of Tennessee, for purposes of all inquiries with respect to this Claim Form. I (We) understand and agree that my (our) Claim may be subject to investigation and discovery under the applicable rules of civil procedure, provided that such investigation and discovery shall be limited to my (our) status as a Class Member and the validity and amount of my claim. No discovery shall be allowed on the merits of the Actions or the Settlement in connection with processing of the Proofs of Claim. I (We) agree to be bound by and subject to the terms of the judgments and orders of that Court in connection with the

Settlement of the Settled Claims against the Released Persons in the Action styled In re King Pharmaceuticals, Inc. Securities Litigation, Case No. 2:03-CC-77, and to furnish such additional proof or information with respect to this Claim Form as the Court shall require.
     I (We) purchased King common stock during the period between February 16, 1999 through March 10, 2003, inclusive.
     By submitting this Proof of Claim, I (we) state that I (we) believe in good faith that I (we) am (are) a Class Member as defined in the Notice, or am acting for such person; that I (we) am (are) not a defendant in the Action or anyone excluded from the Class; that I (we) believe that I (we) am (are) entitled to receive a share of the Net Settlement Fund as described in the Notice; that I (we) elect to participate in the proposed Settlement described in the Notice; that I (we) have not filed a request for exclusion; that I (we) have read and am (are) familiar with the contents of the Instructions accompanying this Claim Form; and that I (we) verify that the information I (we) have set forth in this Claim Form and in documents attached hereto is true and correct and complete to the best of my (our) knowledge. I (We) further certify that I (we) have read and am (are) familiar with the accompanying Notice to which this Claim Form relates. I (We) understand and agree that this Claim Form will be processed and will be allowed, if at all, in accordance with the procedures set forth in the Notice. (If you acting in a representative capacity on behalf of a Class Member (e.g., as an executor, administrator, trustee, or other representative), you must submit, to the satisfaction of the Claims Administrator and Lead Plaintiffs, evidence of your current authority to act on behalf of that Class Member. Such evidence would include, for example, letters testamentary, letters of administration, or a copy of the trust documents.)
     I (We) have set forth where requested herein all relevant information with respect to each of my (our) purchases and sales of King common stock during the periods indicated. I (We) agree to furnish additional information to the Claims Administrator, as required by it, to support this claim and my (our) entitlement to a distribution if requested to do so. I ( We) understand that my failure to comply with this provision may result in a delay of my (our) distribution, or the rejection of my (our) claim.
     I (We) have enclosed photocopies of the stockbroker’s confirmation slips, stockbroker’s statements, or other documents evidencing each purchase, sale or retention of King common stock listed herein in support of my (our) claim. (IF ANY SUCH DOCUMENTS ARE NOT IN YOUR POSSESSION, PLEASE OBTAIN A COPY OR EQUIVALENT DOCUMENTS FROM YOUR BROKER BECAUSE THESE DOCUMENTS ARE NECESSARY TO PROVE AND PROCESS YOUR CLAIM.)
     I (We) understand that the information contained in this Proof of Claim is subject to such verification as the Claims Administrator may request or as the Courts may direct, and I (we) agree to cooperate in any such verification. (The information requested herein is designed to provide the minimum amount of information necessary to process most simple claims. The Claims Administrator may request additional information as required to efficiently and reliably calculate your Recognized Claim and any applicable withholding taxes. In some cases, the Claims Administrator may condition acceptance of the claim based upon the production of additional information, including, where applicable, information concerning transactions in any derivatives of the subject securities such as options.)
     NOTICE REGARDING ELECTRONIC FILES: Certain claimants with large numbers of transactions may request, or may be requested, to submit information regarding their transactions in electronic files. All Claimants MUST submit a manually signed paper Proof of Claim form listing all their transactions whether or not they also submit electronic copies. If you wish to file your claim electronically, you must contact the Claims Administrator at 1-(800) ___-___ or visit their website at www.___ .com to obtain the required file layout. No electronic files will be considered to have been properly submitted unless the Claims Administrator issues to the Claimant a written acknowledgment of receipt and acceptance of electronically submitted data.
     I (We) further agree and understand that upon the occurrence of the Effective Date (as described in the Notice), my (our) signature hereto will constitute a full and complete release, remise and discharge by me (us) and my (our) heirs, executors, administrators, predecessors, successors, and assigns (or, if I (we) am (are) submitting this Proof of Claim on behalf of a corporation, a partnership, estate or one or more other persons, by it, him, her or them, and by its, his, her or their heirs, executors, administrators, predecessors, successors, and assigns) all “Released Claims” (including “Unknown Claims”) as defined in the Notice will be released, discharged and extinguished forever as against all “Released Defendant Parties,” each as defined in the Notice.

     I (We) declare under penalty of perjury under the laws of the United States of America that the statements made and the answers given in this Claim Form are true and correct and that the documents submitted herewith are true and genuine.

Date	Signature of Claimant

Date	Signature of Joint Claimant, if any
If Claimant is other than an individual, or if Claimant is not the person completing this form, the following also must be provided:

Date	Signature of person completing form	Capacity of person signing
SUBSTITUTE FORM W-9
I (We) certify that I am (we are) not subject to backup withholding under the provisions of Section 3406(a)(1)(C) of the Internal Revenue Code.
NOTE: If you have been notified by the Internal Revenue Service that you are subject to backup withholding, please strike the language that you are not subject to backup withholding in the certification above.
The Internal Revenue Service does not require your consent to any provision other than the certifications required to avoid backup withholding.

Date	Signature of Owner

Date	Signature of Joint Owner (if any)
If the Claimant is other than an individual, or if the Claimant is not the person completing this form, the following must also be provided:

Name of Person Signing	Capacity of Person Signing

ACCURATE PROCESSING TAKES A
SIGNIFICANT AMOUNT OF TIME.
THANK YOU FOR YOUR PATIENCE.
REMINDER CHECKLIST
1.	Please sign both the Claim Form on page 4 and the Substitute Form W-9 on page 4.
2.	If this Claim is made on behalf of joint claimants, then both must sign.
3.	Please, remember to attach supporting documents.
4.	DO NOT SEND ORIGINALS OF ANY SUPPORTING DOCUMENTS.
5.	Keep a copy of your Claim Form and all documentation submitted for your records.
6.	You will not receive confirmation that your Claim Form has been received unless you send it via Certified Mail, Return Receipt Requested or by some other means that provides you with proof of receipt.
7.	If you move, please send us your new address.

YOU MUST MAIL THIS CLAIM FORM AND YOUR SUPPORTING DOCUMENTATION BY                                         , 2006.

EXHIBIT E to Stipulation of Settlement
IN THE UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF TENNESSEE
GREENEVILLE DIVISION

IN RE: KING PHARMACEUTICALS,	No. 2:03-CV-77
INC. SECURITIES LITIGATION

District Judge Thomas W. Phillips

THIS DOCUMENT RELATES TO:
All Actions	Magistrate Judge Dennis H. Inman
[PROPOSED] FINAL JUDGMENT AND
ORDER OF DISMISSAL WITH PREJUDICE
     This matter came before the Court for hearing pursuant to the Order of this Court, dated ___, 2006, on the application of the parties for approval of the settlement set forth in the Stipulation of Settlement dated as of ___, 2006 (the “Stipulation”). The Court having considered all matters submitted to it at the hearing and otherwise; and it appearing that a Notice of Pendency of Class Action and Proposed Class Action Settlement substantially in the form approved by the Court was mailed to all Persons or entities reasonably identifiable who purchased King common stock between February 16, 1999, and March 10, 2003, inclusive (the “Class Period”), including all persons and entities who acquired King common stock pursuant to any offering completed during the Class Period, and were damaged thereby, except those Persons or entities excluded from the definition of the Class, as shown by the records of King’s transfer agent, at the respective addresses set forth in such records, and that a Summary Notice of Pendency of Class Action and Proposed Class Action Settlement substantially in the form approved by the Court was published in the national edition of The Wall Street Journal pursuant to the specifications of the Court; and the Court having considered all papers filed and proceedings had herein and otherwise being fully informed in the premises and good cause appearing therefore, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:
     1. This Judgment incorporates by reference the definitions in the Stipulation, and all terms used herein shall have the same meanings as set forth in the Stipulation.
     2. This Court has jurisdiction over the subject matter of the Litigation and over all parties to the Litigation, including all Members of the Class.
     3. Pursuant to Federal Rule of Civil Procedure 23, this Court hereby approves the settlement set forth in the Stipulation and finds that said settlement is, in all respects, fair, reasonable and adequate to the Class.
     4. Except as to any individual claim of those Persons (identified in Exhibit 1 hereto) who have validly and timely requested exclusion from the Class, the Litigation and all claims contained therein, as well as all of the Released Claims, are dismissed with prejudice as to the Plaintiffs and the other Members of the Class, and as against the Released Defendant Parties. The Settling Parties are to bear their own costs, except as otherwise provided in the Stipulation.
     5. The Court finds that the Stipulation and settlement are fair, reasonable, just and adequate as to each of the Settling Parties, and that the Stipulation and settlement are hereby finally approved in all respects, and the Settling Parties are hereby directed to perform its terms.
     6. Upon the Effective Date hereof, the Plaintiffs and each of the Class Members shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Defendant Parties, whether or not such Class Member executes and delivers the Proof of Claim and Release.

     7. All Class Members are hereby forever barred and enjoined from prosecuting all claims (including “Unknown Claims” as defined in ¶ 1.23 of the Stipulation ), demands, rights, liabilities and causes of action under federal or state law, (including without limitation the Securities Act of 1933 and the Securities Exchange Act of 1934), whether based upon statutory or common law, whether class or individual in nature, known or unknown, concealed or hidden, and that (i) were asserted in the Litigation, or (ii) that could have been asserted in the Litigation by any Lead Plaintiff, Jones Lead Plaintiff or Class Member against any Released Defendant Party arising from any losses sustained on the purchase of King Common Stock during the Class Period, including without limitation any claims related to King’s return reserves.
     8. Upon the Effective Date hereof, each of the Released Defendant Parties shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all claims (including, but not limited to, “Unknown Claims” as defined in ¶ 1.23 of the Stipulation), demands, losses, rights, and causes of action of any nature whatsoever, whether known or unknown, whether suspected or unsuspected, whether concealed or hidden, that have been or could have been asserted in the Litigation or any forum by the Defendants or any of them or the successors and assigns of any of them against any of the Plaintiffs, Class Members or Plaintiffs’ Counsel, which arise out of or relate in any way to the institution, prosecution, assertion, settlement, or resolution of the Litigation (except for claims to enforce this Stipulation).
     9. The Notice of Pendency of Class Action and Proposed Class Action Settlement given to the Class was the best notice practicable under the circumstances, including the individual notice to all Members of the Class who could be identified through reasonable effort. Said notice provided the best notice practicable under the circumstances of those proceedings and of the matters set forth therein, including the proposed settlement set forth in the Stipulation, to all Persons entitled to such notice, and said notice fully satisfied the requirements of Federal Rule of Civil Procedure 23, §21D(a)(7) of the Securities Exchange Act of 1934, 15 U.S.C. §78u-4(a)(7) as amended by the Private Securities Litigation Reform Act of 1995, due process, and any other applicable law.
     10. Any Plan of Allocation submitted by Plaintiffs’ counsel or any order entered regarding the attorneys’ fee and expense application shall in no way disturb or affect this Final Judgment and shall be considered separate from this Final Judgment.
     11. Neither the Stipulation nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Defendants or the Dismissed Defendants, or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants or the Dismissed Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Defendants or the Dismissed Defendants may file the Stipulation and/or the Judgment from this action in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim.
     12. Without affecting the finality of this Judgment in any way, this Court hereby retains continuing jurisdiction over: (a) implementation of this settlement and any award or distribution of the Settlement Fund, including interest earned thereon; (b) disposition of the

Settlement Fund; (c) hearing and determining applications for attorneys’ fees, interest and expenses in the Litigation; and (d) all parties hereto for the purpose of construing, enforcing and administering the Stipulation.
     13. The Court finds that during the course of the Litigation, the Settling Parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11.
     14. In the event that the settlement does not become effective in accordance with the terms of the Stipulation or in the event that the Settlement Fund, or any portion thereof, is returned to King and/or its insurers, then this Judgment shall be rendered null and void to the extent provided by and in accordance with the Stipulation and shall be vacated and, in such event, all orders entered and releases delivered in connection herewith shall be null and void to the extent provided by and in accordance with the Stipulation.
     15. There is no just reason for delay in the entry of this Order and Final Judgment and immediate entry by the Clerk of the Court is expressly directed pursuant to Rule 54(b) of the Federal Rules of Civil Procedure.
     IT IS SO ORDERED.
     Dated this                      day of                                          2006.

THE HONORABLE THOMAS W. PHILLIPS UNITED STATES DISTRICT JUDGE

E-5